----------------------------
                                                            OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number: 3235-0145
                                                    Expires: December 31, 2005
                                                    Estimated average burden
                                                    hours per response. . . .11
                                                    ----------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*


                             Rotech Healthcare Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    778669101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 30, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |      Rule 13d-1(b)
|X|      Rule 13d-1(c)
| |      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 28 Pages
                         Exhibit Index Found on Page 27

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     624,240
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     624,240
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            624,240
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.5%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 2 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     600,850
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     600,850
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            600,850
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.4%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 3 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     86,533
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     86,533
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            86,533
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.3%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 4 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     86,314
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     86,314
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            86,314
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.3%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 5 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     29,322
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     29,322
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            29,322
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 6 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P. [See Preliminary Note]
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     210,746
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     210,746
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            210,746
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 7 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C. [See Preliminary Note]
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     421,555
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     421,555
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            421,555
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.7%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
================================================================================



                               Page 8 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     1,638,005
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     1,638,005
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,638,005
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.5%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
================================================================================



                               Page 9 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 10 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes [See Preliminary Note]
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     -0-
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 11 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 12 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 13 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 14 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 15 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 16 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 17 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
     2              **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 18 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 19 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 20 of 28 Pages

                                       13G

===================
CUSIP No. 778669101
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  2,059,560  Shares,  which is 8.1% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER
     NUMBER OF
       SHARES                        -0-
                    ------------------------------------------------------------
                            6        SHARED VOTING POWER
    BENEFICIALLY
                                     2,059,560
                    ------------------------------------------------------------
      OWNED BY                       SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
     REPORTING                       SHARED DISPOSITIVE POWER
    PERSON WITH             8
                                     2,059,560
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,059,560
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            8.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                              Page 21 of 28 Pages

         This Amendment No. 1 to Schedule 13G amends the Schedule 13G initially filed on April 5, 2005 (collectively, with all amendments thereto, the "Schedule 13G").

         Preliminary Note: Joseph F. Downes resigned as a managing member of the Management Company and the Farallon General Partner effective September 30, 2005. This amendment to the Schedule 13G reports that Mr. Downes is no longer the deemed beneficial owner of any of the Shares reported herein. The aggregate number of Shares held by the Reporting Persons has not changed as a result of Mr. Downes' resignation.

         Separately, on September 30, 2005, the Managed Account agreed to transfer 210,746 Shares to Farallon Capital Offshore Investors II, L.P., an affiliated entity. This transfer was effected as a distribution in-kind in redemption of Farallon Capital Offshore Investors II, L.P.'s interest in the Managed Account. The aggregate number of Shares held by the Reporting Persons has not changed as a result of this transfer.

Item 1.  Issuer
         ------

         (a)  Name of Issuer:
              --------------

              Rotech Healthcare Inc. (the "Company")


         (b)  Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              2600 Technology Drive, Suite 300, Orlando, FL 32804


Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         -----------------------------------------------------------------

         This statement relates to shares of Common Stock, par value $0.0001 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 778669101.


                              Page 22 of 28 Pages

         Name Of Persons Filing, Address Of Principal Business Office And
         ----------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Farallon Funds
         ------------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it;

                  (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares held by it; and

                  (vi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds."

         The Management Company
         ----------------------

                  (vii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by a certain account managed by the Management Company (the "Managed Account").

         The Farallon General Partner
         ----------------------------

                  (viii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the "Farallon General Partner"), with respect to the Shares held by each of the Farallon Funds.

         The Farallon Managing Members
         -----------------------------

                  (ix) The following persons who are (or, solely with respect to Joseph F. Downes, were) managing members of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Farallon


                              Page 23 of 28 Pages

                         Funds and the Managed Account: Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William
                         F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

         The  citizenship of each of the Farallon  Funds,  the Farallon  General
Partner and the Management Company is set forth above. Each of the Farallon Individual Reporting Persons is a citizen of the United States. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3. If  This  Statement  Is  Filed  Pursuant  To  Sections  240.13d-1(b)  or
        ------------------------------------------------------------------------
240.13d-2(b)  or (c), Check Whether The Person Filing Is An Entity  Specified In
--------------------------------------------------------------------------------
(a) - (j):
----------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c),
         -----------------------------------------------------------
         Check This Box. [X]
         --------------

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such Shares owned by the Managed Account. The Farallon Individual Reporting Persons other than Downes, as managing members of both the Farallon General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds and the Managed Account. Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.


                               Page 24 of 28 Pages

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         As of September 30, 2005, Downes may no longer be deemed to be the beneficial owner of any Shares.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         ----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to
         Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 25 of 28 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  October 7, 2005

                             /s/ Monica R. Landry
                             ----------------------------------------
                             FARALLON PARTNERS, L.L.C.,
                             On its own behalf and as the General Partner of FARALLON CAPITAL PARTNERS, L.P.,
                             FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                             and Farallon Capital Offshore Investors II, L.P. By Monica R. Landry,
                             Managing Member


                             /s/ Monica R. Landry
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.
                             By Monica R. Landry,
                             Managing Member


                             /s/ Monica R. Landry
                             ----------------------------------------
                             Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv
                             A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Downes, Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this
Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Ding and Schrier authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix
Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Ellwein and Patel authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.


                              Page 26 of 28 Pages

                                  EXHIBIT INDEX

EXHIBIT 2                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d-1(k)








                              Page 27 of 28 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  October 7, 2005


                   /s/ Monica R. Landry
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   On its own behalf and
                   as the General Partner
                   of FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                   and FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. By Monica R. Landry,
                   Managing Member

                   /s/ Monica R. Landry
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.
                   By Monica R. Landry,
                   Managing Member


                   /s/ Monica R. Landry
                   ----------------------------------------
                   Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, Joseph F. Downes,
                   William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.







                              Page 28 of 28 Pages